Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Tivic Health Systems, Inc.

Tivic Health Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST:          The name of this Corporation is Tivic Health Systems, Inc. The Corporation was incorporated in Delaware pursuant to the filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware on June 7, 2021.

SECOND:     The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions approving the amendment to the Certificate of Incorporation and declared said amendment to be advisable and in the best interests of the Corporation. The resolutions provide that the Certificate of Incorporation be further amended as set forth below.

THIRD:         The Certificate of Incorporation is hereby amended by deleting in its entirety the first paragraph of Article IV thereof and inserting the following in lieu thereof:

“IV.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 35,113,621 shares, of which (i) 25,000,000 shares shall be designated as common stock, par value $0.0001 per share (“Common Stock”), and (ii) 10,113,621 shares shall be designated as preferred stock, par value $0.0001 per share (“Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment of Certificate of Incorporation of the Corporation, every four (4) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into One (1) share of Common Stock (the “Reverse Stock Split”).

No fractional shares shall be issued as a result of the Reverse Stock Split. Any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split shall, at the Effective Time, receive a whole share in lieu of any such factional share (after aggregating all fractions of a share to which such stockholder would otherwise be entitled).

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive a whole share in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each holder of a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

FOURTH:     The foregoing amendment was submitted to the stockholders of the Corporation and has been duly approved, consented to, authorized and adopted by the holders of a majority of the issued and outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL, by execution of a written consent given in accordance with the applicable provisions of Section 228 of the DGCL.

FIFTH:          The foregoing amendment shall be effective upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer this this 30th day of August, 2021.

Tivic Health Systems, Inc.

By:	/s/ Jennifer Ernst
Name: Jennifer Ernst
Title: Chief Executive Officer

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